TRAEGER ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS
PROVIDES GUIDANCE FOR 2025
SALT LAKE CITY, Ut., March 6, 2025 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the fourth quarter and year ended December 31, 2024.
Fourth Quarter Highlights
•Total revenues increased 3.2% to $168.6 million
•Grill revenues increased 30.2% to $78.0 million
•Gross margin of 40.9%, up 410 basis points compared to prior year
•Net loss of $7.0 million compared to $24.0 million in the prior year
•Adjusted EBITDA of $18.4 million, up from $13.0 million in the prior year
Full Year 2024 Highlights
•Total revenues decreased 0.3% to $604.1 million
•Grill revenues increased 8.5% to $324.7 million
•Gross margin of 42.3%, up 540 basis points compared to prior year
•Net loss of $34.0 million compared to $84.4 million in the prior year
•Adjusted EBITDA of $81.9 million, up 34.1% from $61.1 million in the prior year
"I am pleased with our solid finish to Fiscal 2024," said Jeremy Andrus, CEO of Traeger. "In the fourth quarter, our grill revenues were better than expected, driven by healthy consumer demand at retail as well as load in of our new Woodridge series of wood pellet grills. We again saw significant gross margin expansion, which allowed us to exceed our Fiscal Year 2024 Adjusted EBITDA guidance."
Mr. Andrus continued, "Overall, we made a lot of progress on our key strategic initiatives in 2024. This includes increasing brand awareness and market share, investing into our product development engine, and driving supply chain efficiencies which allowed for substantial margin improvement."
"As we look ahead to 2025, we will continue to execute on our long-term growth strategies, including driving innovation to the outdoor cooking market and building brand awareness. While we recognize the uncertainty of the current macroeconomic backdrop, we remain confident in our brand and our team's ability to execute in any environment. We will manage the business with a prudent and flexible approach, while also building towards long-term, sustainable growth," concluded Mr. Andrus.

Operating Results for the Fourth Quarter
Total revenues increased by 3.2% to $168.6 million, compared to $163.5 million in the fourth quarter last year.
•Grills revenues increased 30.2% to $78.0 million, compared to $59.9 million in the fourth quarter last year. The increase was driven by higher unit volumes, partially offset by a decrease in average selling price.
•Consumables revenues increased 24.9% to $30.7 million, compared to $24.6 million in the fourth quarter last year. The increase was driven by higher unit volumes and average selling prices of wood pellets.
•Accessories revenues decreased 24.1% to $60.0 million, compared to $79.0 million in the fourth quarter last year. This decrease was primarily driven by lower sales of MEATER smart thermometers partially offset by higher sales of Traeger branded accessories.
North America revenues increased 11.2% in the fourth quarter compared to the prior year. Rest of World revenues decreased 38.6% in the fourth quarter compared to the prior year.
Gross profit increased to $68.9 million, compared to $60.1 million in the fourth quarter last year. Gross margin was 40.9% in the fourth quarter, compared to 36.8% in the same period last year. The increase in gross margin was driven primarily by favorability from freight, logistics, and other supply chain costs, as well as lower warranty costs associated with a recall announced in the prior year.
Sales and marketing expenses were $33.6 million, compared to $32.8 million in the fourth quarter last year. The increase was driven primarily by higher employee costs.
General and administrative expenses were $26.7 million, compared to $25.9 million in the fourth quarter last year. The increase in general and administrative expense was driven primarily by higher professional service fees, partially offset by lower stock-based compensation expense.
Net loss was $7.0 million, or $0.05 per diluted share, as compared to a net loss of $24.0 million, or $0.19 per diluted share,1 in the fourth quarter last year.
Adjusted net income was $1.8 million, or $0.01 per diluted share as compared to adjusted net loss of $9.5 million, or $0.08 per diluted share in the fourth quarter last year.2
Adjusted EBITDA was $18.4 million compared to $13.0 million in the fourth quarter last year.2
1 There were no potentially dilutive securities outstanding as of December 31, 2024 and 2023.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Operating Results for the Full Year ended December 31, 2024
Total revenues decreased by 0.3% to $604.1 million, compared to $605.9 million last year.
•Grills revenues increased 8.5% to $324.7 million, compared to $299.3 million last year. The increase was driven by unit volume growth partially offset by reductions in average selling price.
•Consumables revenues increased 3.8% to $119.3 million, compared to $114.9 million last year. The increase was driven by an increase in wood pellet sales, partially offset by a reduction in food consumables sales.
•Accessories revenues decreased 16.5% to $160.1 million, compared to $191.6 million last year. This decrease was primarily driven by lower sales of MEATER smart thermometers, as well as a reduction in sales of Traeger-branded accessories.
North America revenues increased 1.1% compared to the prior year. Rest of World revenues decreased 11.1% compared to the prior year.
Gross profit increased to $255.5 million, compared to $223.6 million last year. Gross profit margin was 42.3%, compared to 36.9% in the same period last year. The increase in gross margin was driven primarily by favorability from freight and logistics, lower warranty costs, as well as favorability in foreign exchange rates.
Sales and marketing expenses were $109.7 million, compared to $108.7 million last year. The increase was primarily due to an increase in advertising costs, travel related expenses, commissions and other employee expenses, and professional fees.
General and administrative expenses were $113.5 million, compared to $129.8 million last year. The decrease in general and administrative expenses was driven primarily by the decrease in stock-based compensation expense of $24.3 million, partially offset by increased employee and occupancy costs.
Net loss was $34.0 million, or $0.27 per diluted share, as compared to net loss of $84.4 million, or $0.68 per diluted share,1 in the same period last year.
Adjusted net income was $6.4 million, or $0.05 per diluted share, as compared to adjusted net loss of $27.0 million, or $0.22 per diluted share in the same period last year.2
Adjusted EBITDA was $81.9 million compared to $61.1 million in the same period last year.2

Balance Sheet
Cash and cash equivalents at December 31, 2024 totaled $15.0 million, compared to $29.9 million at December 31, 2023.
Inventory at December 31, 2024 was $107.4 million, compared to $96.2 million at December 31, 2023.

Guidance For Full Year Fiscal 2025
The Company's guidance for Fiscal Year 2025 does not reflect the potential impact of recently implemented or proposed tariffs.
•Total revenue is expected to be between $595 million and $615 million
•Gross margin is expected to be between 42.2% and 42.8%
•Adjusted EBITDA is expected to be between $75 million and $85 million
A reconciliation of Adjusted EBITDA guidance to Net Loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision (benefit) for income taxes, interest expense, depreciation and amortization, other (income) expense, stock-based compensation, non-routine legal expenses, and other adjustment items all of which are adjustments to Adjusted EBITDA.
Conference Call Details
A conference call to discuss the Company's fourth quarter and full year 2024 results is scheduled for Thursday, March 6, 2025, at 4:30 p.m. ET. To participate, please dial (833) 470-1428 or +1 (404) 975-4839 for international callers, conference ID 941354. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403, conference ID 480268. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com.
About Traeger
Traeger Grills, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. In 2023, Traeger entered the griddle category, further establishing its leadership position in the outdoor cooking space. Traeger grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with flavor that cannot be replicated. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, accessories and MEATER smart thermometers.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated full year fiscal 2025 results. These statements are neither promises nor guarantees, are based on current expectations, estimates and assumptions, and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses; our ability to manage or future growth effectively; our growth depending in part on our continued penetration and expansion into additional markets; our dependence on maintaining and strengthening our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers or retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; United States trade policies that restrict imports or increase import tariffs, including the impact of recently implemented and proposed tariffs; product liability and warranty claims and product recalls; the highly competitive market in which we operate; use of social media and community ambassadors affecting our reputation or subjecting us to fines or other penalties; issues in relation to environmental, social and governance matters; any decline in demand from certain retailers; risks associated with our significant international operations; our reliance on limited number of third-party manufacturers; and the other factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Media:
The Brand Amp
Traeger@thebrandamp.com

TRAEGER, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share amounts)

	December 31,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$14,981	$29,921
Accounts receivable, net	85,331	59,938
Inventories	107,367	96,175
Prepaid expenses and other current assets	35,444	30,346
Total current assets	243,123	216,380
Property, plant, and equipment, net	36,949	42,591
Operating lease right-of-use assets	44,370	48,188
Goodwill	74,725	74,725
Intangible assets, net	428,536	470,546
Other long-term assets	2,974	8,329
Total assets	$830,677	$860,759

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$27,701	$33,280
Accrued expenses	82,143	52,941
Line of credit	5,000	28,400
Current portion of notes payable	250	250
Current portion of operating lease liabilities	3,790	3,608
Contingent consideration	—	15,000
Other current liabilities	3,357	495
Total current liabilities	122,241	133,974
Notes payable, net of current portion	398,445	397,300
Operating lease liabilities, net of current portion	26,646	29,142
Deferred tax liability	6,376	8,236
Other non-current liabilities	539	759
Total liabilities	554,247	569,411
Commitments and contingencies (see Note 14)
Stockholders' equity
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 130,648,819 and 125,865,303 as of December 31, 2024 and 2023	13	13
Additional paid-in capital	960,966	935,272
Accumulated deficit	(688,885)	(654,877)
Accumulated other comprehensive income	4,336	10,940
Total stockholders' equity	276,430	291,348
Total liabilities and stockholders' equity	$830,677	$860,759

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year-ended December 31,
	2024	2023	2024	2023
Revenue	$168,637	$163,479	$604,072	$605,882
Cost of revenue	99,747	103,342	348,603	382,325
Gross profit	68,890	60,137	255,469	223,557
Operating expense:
Sales and marketing	33,591	32,824	109,656	108,727
General and administrative	26,719	25,927	113,483	129,800
Amortization of intangible assets	8,818	8,888	35,274	35,554
Change in fair value of contingent consideration	—	4,190	—	4,698
Restructuring costs	—	—	—	225
Total operating expense	69,128	71,829	258,413	279,004
Loss from operations	(238)	(11,692)	(2,944)	(55,447)
Other income (expense):
Interest expense	(8,192)	(7,867)	(33,500)	(31,275)
Other income (expense), net	(513)	(3,715)	480	4,305
Total other expense	(8,705)	(11,582)	(33,020)	(26,970)
Loss before provision (benefit) for income taxes	(8,943)	(23,274)	(35,964)	(82,417)
Provision (benefit) for income taxes	(1,985)	771	(1,956)	1,985
Net loss	$(6,958)	$(24,045)	$(34,008)	$(84,402)
Net loss per share, basic and diluted	$(0.05)	$(0.19)	$(0.27)	$(0.68)
Weighted-average common shares outstanding, basic and diluted	129,174,440	125,094,571	127,443,657	123,726,252
Other comprehensive income (loss):
Foreign currency translation adjustments	$(49)	$153	$62	$129
Change in cash flow hedge	—	—	—	(2,088)
Amortization of dedesignated cash flow hedge	(1,160)	(2,556)	(6,666)	(10,364)
Total other comprehensive income (loss)	(1,209)	(2,403)	(6,604)	(12,323)
Comprehensive loss	$(8,167)	$(26,448)	$(40,612)	$(96,725)

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Year-ended December 31,
	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(34,008)	$(84,402)	$(382,140)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property, plant, and equipment	13,870	15,011	13,821
Amortization of intangible assets	42,458	42,770	42,726
Amortization of deferred financing costs	1,977	2,016	1,957
Loss on disposal of property, plant, and equipment	649	2,188	1,140
Stock-based compensation expense	27,901	53,203	87,697
Unrealized loss on derivative contracts	9,971	3,997	2,440
Amortization of dedesignated cash flow hedge	(6,666)	(10,364)	—
Change in contingent consideration	(15,000)	4,478	6,722
Goodwill impairment	—	—	222,322
Restructuring costs	—	—	2,046
Other non-cash adjustments	(233)	(2,022)	(1,144)
Change in operating assets and liabilities:
Accounts receivable	(25,396)	(17,735)	51,052
Inventories	(11,192)	57,295	(11,931)
Prepaid expenses and other current assets	(7,573)	(4,199)	(3,046)
Other non-current assets	148	(568)	78
Accounts payable and accrued expenses	26,982	2,374	(28,211)
Other non-current liabilities	—	—	(435)
Net cash provided by operating activities	23,888	64,042	5,094
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(11,996)	(19,946)	(18,398)
Capitalization of patent costs	(448)	(460)	(506)
Proceeds from sale of property, plant, and equipment	113	3,028	—
Net cash used in investing activities	(12,331)	(17,378)	(18,904)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	63,000	115,900	179,000
Repayments on line of credit	(86,400)	(171,209)	(145,429)
Proceeds from long-term debt	—	—	25,000
Repayments of long-term debt	(250)	(250)	(125)
Payment of deferred financing costs	(119)	—	—
Principal payments on finance lease liabilities	(521)	(514)	(505)
Payments of acquisition related contingent consideration	—	(12,225)	(9,275)
Taxes paid related to net share settlement of equity awards	(2,207)	—	(41)
Net cash provided by (used in) financing activities	(26,497)	(68,298)	48,625
Net increase (decrease) in cash, cash equivalents, and restricted cash	(14,940)	(21,634)	34,815
Cash, cash equivalents, and restricted cash at beginning of period	29,921	51,555	16,740
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$14,981	$29,921	$51,555

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Year-ended December 31,
	2024	2023	2022
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$38,512	$40,060	$25,138
Income taxes paid, net of refunds	$1,951	$3,062	$2,844
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under finance leases	$292	$460	$1,116
Property, plant, and equipment included in accounts payable and accrued expenses	$678	$3,975	$2,134

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, and Adjusted Net Income (Loss) Margin are key performance measures that our management uses to assess our financial performance and are also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because they provide a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income (Loss), together with a reconciliation of Net Loss to each such measure, and providing Adjusted Net Income (Loss) per share, together with a reconciliation of Net Loss per share to such measure, and Adjusted EBITDA Margin and Adjusted Net Income (Loss) Margin, together with a reconciliation of Net Loss Margin to such measures, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, and Adjusted Net Income (Loss) Margin are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, and Adjusted Net Income (Loss) Margin help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Loss or Loss from Continuing Operations or Net Loss per share or Net Loss Margin. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, Adjusted EBITDA Margin, and Adjusted Net Income (Loss) Margin has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.
The following table presents a reconciliation of Net Loss, Net Loss Margin and Net Loss per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Margin Adjusted Net Income (Loss) Margin and Adjusted Net Income (Loss) per share, respectively, on a consolidated basis.

	Three Months Ended December 31,		Year-ended December 31,
	2024	2023	2024	2023
	(dollars in thousands, except share and per share amounts)
Net loss	$(6,958)	$(24,045)	$(34,008)	$(84,402)
Adjustments:
Other (income) expense (1)	(1,149)	720	(8,280)	(15,581)
Restructuring costs (2)	—	—	—	225
Stock-based compensation	4,837	6,023	27,901	53,203
Non-routine legal expenses (3)	13	397	1,794	878
Amortization of acquisition intangibles (4)	8,112	8,253	32,868	33,014
Change in fair value of contingent consideration	—	4,190	—	4,698
Other adjustment items (5)	—	—	—	669
Tax impact of adjusting items (6)	(3,033)	(5,035)	(13,914)	(19,721)
Adjusted net income (loss)	$1,822	$(9,497)	$6,361	$(27,017)

Net loss	$(6,958)	$(24,045)	$(34,008)	$(84,402)
Adjustments:
Provision (benefit) for income taxes	(1,985)	771	(1,956)	1,985
Interest expense	8,192	7,867	33,500	31,275
Depreciation and amortization	14,251	14,503	56,327	57,778
Other (income) expense (7)	11	3,276	(1,614)	(5,216)
Restructuring costs (2)	—	—	—	225
Stock-based compensation	4,837	6,023	27,901	53,203
Non-routine legal expenses (3)	13	397	1,794	878
Change in fair value of contingent consideration	—	4,190	—	4,698
Other adjustment items (5)	—	—	—	669
Adjusted EBITDA	$18,361	$12,982	$81,944	$61,093

Revenue	$168,637	$163,479	$604,072	$605,882
Net loss margin	(4.1)%	(14.7)%	(5.6)%	(13.9)%
Adjusted net income (loss) margin	1.1%	(5.8)%	1.1%	(4.5)%
Adjusted EBITDA margin	10.9%	7.9%	13.6%	10.1%

Net loss per diluted share	$(0.05)	$(0.19)	$(0.27)	$(0.68)
Adjusted net income (loss) per diluted share	$0.01	$(0.08)	$0.05	$(0.22)
Weighted average common shares outstanding - diluted	129,174,440	125,094,571	127,443,657	123,726,252
(1)Represents realized and unrealized gains (losses) on the interest rate swap, including amortization of dedesignated cash flow hedge, losses on the disposal of property, plant, and equipment, and unrealized gains (losses) from foreign currency transactions and derivatives.
(2)Represents costs in connection with the 2022 restructuring plan.
(3)Represents loss contingency and external legal expenses incurred in connection with the defense of a class action lawsuit and intellectual property litigation.
(4)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(5)Represents non-routine operational wind-down costs.
(6)Represents the tax effect of non-GAAP adjustments calculated at an estimated blended statutory tax rate of 25.7% and 25.6% for the three months and year ended December 31, 2024, respectively, and 25.3% and 25.5% for the three months and year ended December 31, 2023, respectively.
(7)Represents realized and unrealized gains (losses) on the interest rate swap, losses on the disposal of property, plant, and equipment, and unrealized gains (losses) from foreign currency transactions and derivatives.